Exhibit (b)(1)

EXECUTION VERSION
EQUITY COMMITMENT LETTER

September 14, 2026

Square Acquisition Parent, Inc.
c/o Sequence AI Holdings, Inc.
300 Vesey Street, Suite 1230
New York, NY 10282

Ladies and Gentlemen:

This letter agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Letter Agreement”) sets forth the commitments of DFO Private Investments, L.P., a Delaware limited partnership (“DFO”), on the terms and subject to the conditions contained herein, to purchase, directly or indirectly, equity interests in Square Acquisition Parent, Inc., a Delaware corporation (“Parent”) in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among The Baldwin Insurance Group, Inc., a Delaware corporation (the “Company”), The Baldwin Insurance Group Holdings, LLC, a Delaware limited liability company (“OpCo LLC”), Parent, Square Acquisition Merger Sub I, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), and Square Acquisition Merger Sub II, LLC, a Delaware limited liability company and a wholly owned, direct subsidiary of Parent (“LLC Merger Sub” and, together with Merger Sub, “Merger Subs”). Capitalized terms used and not otherwise defined in this Letter Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

It is contemplated that: (a) on the terms and subject to the conditions set forth in the Merger Agreement, the parties to the Merger Agreement will consummate the Merger and the other transactions contemplated thereby (collectively, the “Transaction”); and (b) the funds required to consummate the Transaction will be funded with the proceeds of (i) the Commitment (as defined below), which includes both common and senior equity financing from DFO, (ii) common equity financing provided by Sequence AI Holdings, Inc. (“Sequence”), and other strategic investors as agreed between DFO, Sequence (collectively with Sequence, the “Other Investors”) and (iii) the Debt Financing contemplated by the Debt Commitment Letters.

1.          Commitments.  DFO hereby commits, on the terms and subject to the conditions set forth in this Letter Agreement, that at or prior to the Closing, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, and Parent hereby commits that it shall issue and sell to DFO, (i) non-convertible senior equity of Parent (the “Senior Equity”) having an aggregate initial stated value of $1,000,000,000 for an aggregate purchase price equal to $965,000,000 (the “Senior Equity Commitment”), and (ii) common equity of Parent (the “Common Equity”) in exchange for an aggregate purchase price equal to $3,634,000,000 (the “Common Equity Commitment” and, together with the Senior Equity Commitment, the “Commitment”), which Commitment amount shall be used by Parent solely to fund (a) all amounts required to be paid by Parent at or prior to the Closing pursuant to, and in accordance with the terms and subject to the conditions of, the Merger Agreement and (b) all related fees and expenses required to be paid by Parent at the Closing pursuant to and in accordance with the Merger Agreement (collectively, the “Parent Obligations”). DFO shall fund the Commitment in cash in immediately available funds pursuant to instructions provided by or on behalf of Parent. In the event that the Commitment is funded to Parent via an entity that is the beneficial owner of 100% of the equity of Parent (“TopCo”), TopCo may issue Senior Equity and Common Equity to DFO on the terms described above, and in turn TopCo (or a wholly owned subsidiary thereof) shall be solely issued Common Equity by Parent and in such case, Parent shall cause TopCo to contribute the Commitment to Parent (directly or indirectly through one or more intermediate entities). The funding of the Commitment shall occur contemporaneous with the issuance to DFO of the Senior Equity and the Common Equity. The Common Equity Commitment shall be reduced on a dollar-for-dollar basis by the total value of any additional rollover investment or any investment by Other Investors that is actually paid or contributed to Parent at or substantially concurrently with the Closing and solely used to fund the Parent Obligations.

Notwithstanding any other provision of this Letter Agreement that may be to the contrary, under no circumstances (i) shall DFO be obligated to contribute to, purchase equity or debt of, or otherwise provide funds to Parent in any amount in excess of the Commitment, (ii) shall any failure or shortfall in the Debt Financing increase the amount of the Common Equity Commitment or the Senior Equity Commitment, (iii) shall the amount of the Senior Equity Commitment be reduced without DFO’s prior written consent, (iv) shall DFO be liable under this Letter Agreement for, or otherwise obligated to fund, any Parent Obligations or other amounts in excess of the Commitment, (v) can this Letter Agreement be enforced or otherwise given effect against DFO for an aggregate dollar amount in excess of the Commitment or (vi) shall DFO be obligated to fund or otherwise satisfy the Commitment more than once, except solely to the extent that any portion of the Commitment has been returned to DFO prior to the Closing. DFO shall not, under any circumstances, be obligated under this Letter Agreement or otherwise to contribute to, purchase equity or debt securities of, or otherwise provide funds to, Parent or any other Person, except and only to the extent provided in this Letter Agreement or the Guarantee.

2.          Conditions.  DFO’s obligations under this Letter Agreement, including the obligation of DFO to fund the Commitment, shall be subject only to the following: (a) all conditions precedent to the obligations of Parent and the Merger Subs to effect the Closing set forth in Sections 9.01 and 9.02 of the Merger Agreement have been satisfied or waived in accordance with the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions at the Closing); (b) the substantially concurrent funding of the Debt Financing in accordance with the Debt Commitment Letters (assuming the funding of the Commitment substantially concurrently therewith) and (c) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement. For the avoidance of doubt, the obligations of Parent and Merger Subs under the Merger Agreement shall be determined in accordance with the terms thereof, and nothing in this Letter Agreement shall amend, modify or waive any of the terms of the Merger Agreement or any defenses that Parent and Merger Subs may have to any assertion of any liability or obligation against it under the Merger Agreement.

3.          Permitted Allocations.  DFO may assign (a) any portion of its Commitment to one or more of its Affiliates or investment funds or investment vehicles affiliated with or managed or otherwise controlled by DFO or any of DFO’s affiliated management companies, or (b) any portion of its Common Equity Commitment to any co-investor (including Sequence), so long as, in each case (a) and (b), such assignment does not prevent, materially impair or materially delay the consummation of the transactions contemplated by the Merger Agreement, and provided that such assignment shall not relieve DFO of its obligations hereunder unless and to the extent actually performed in a manner consistent with this Letter Agreement by such Person to which such Commitment is assigned. Any direct or indirect purchase of Common Equity or Senior Equity, contribution to or other investment in Parent by any of the foregoing Persons to which any portion of the Commitment is assigned, for cash in immediately available funds, shall reduce the applicable portion of the Commitment on a dollar-for-dollar basis solely to the extent actually received by Parent at or prior to the Closing, and used by Parent to satisfy the Parent Obligations.

4.          No Recourse.  Notwithstanding anything that may be expressed or implied in this Letter Agreement, the Merger Agreement, the Guarantee, or any documents or instruments delivered in connection herewith or therewith or contemplated by the Merger Agreement that may be to the contrary, Parent acknowledges and agrees, on behalf of itself and its Affiliates (including Merger Subs and Sequence), that no former, current or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of DFO, Sequence or any of their respective successors or permitted assignees, or any former, current or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any of the foregoing (but excluding, for the avoidance of doubt, Parent, Merger Subs, and the successors and assigns of the foregoing) (such Persons, collectively, the “Non-Recourse Parties”) shall have any liabilities, obligations or commitments of any nature (whether known or unknown, due or to become due, absolute, contingent or otherwise) hereunder and that, notwithstanding that DFO or its equityholders (or any permitted assignee hereunder) each may be a partnership, limited liability company or other entity, no recourse hereunder (or under any document or instrument delivered in connection herewith) or in respect of any oral representations made or alleged to be made in connection herewith (or in connection with the transactions contemplated hereby) shall be had against any Non-Recourse Parties, through Parent or otherwise, whether by the enforcement of any assessment or by any legal or equitable action, or by virtue of any statute, regulation or other Applicable Law or otherwise, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party (whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil or otherwise), including for any obligations or liabilities of DFO arising under or in connection with this Letter Agreement, the Merger Agreement, the Guarantee or any documents or instruments delivered in connection herewith or therewith or contemplated by the Merger Agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation, except, to the extent applicable, the Allowed Claims. Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any Action (whether in tort, contract or otherwise) arising under, or in connection with, this Letter Agreement, the Merger Agreement, the Guarantee or any documents or instruments delivered in connection herewith or therewith or contemplated by the Merger Agreement, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against any Non-Recourse Party, except, to the extent applicable, the Allowed Claims. To the extent that the Company has enforcement rights under this Letter Agreement in accordance with Section 5, the Company is subject to the limitations of this Section 4 to the same extent as Parent and its Affiliates.

5.          Enforceability; Exclusive Remedy; No Third-Party Beneficiaries.  This Commitment Letter is being entered into by DFO and Parent to induce the Company to enter into the Merger Agreement. DFO and Parent acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached, and money damages would not be an adequate remedy, even if available. Accordingly, Parent shall be entitled to seek an injunction, specific performance or other equitable relief to enforce specifically the terms and provisions hereof to cause the funding of the Commitment to be consummated subject to the terms and conditions hereof, to the fullest extent permissible pursuant to Applicable Law; provided, for the avoidance of doubt, Parent shall only be entitled to specific performance to compel DFO to fund the Commitment in the event the conditions set forth in Section 2 have been satisfied. Parent acknowledges and agrees that, notwithstanding anything in this Letter Agreement or otherwise to the contrary, Parent’s sole remedy in the case of DFO’s breach of its obligations under this Letter Agreement shall be a remedy of specific performance subject and pursuant to this Section 5, and, except pursuant to and as expressly set forth in the Guarantee and the Confidentiality Agreement, in no event shall DFO be liable for any monetary damages in connection with this Letter Agreement, the transactions contemplated hereby, or the process by which the Letter Agreement or such transactions were negotiated, conducted or terminated. Parent acknowledges and agrees that, notwithstanding anything in this Letter Agreement, the Guarantee or otherwise to the contrary, under no circumstances shall DFO be liable for both (A) a grant of specific performance to cause the funding of the Commitment and (B) payment of any amounts under the Guarantee. This Letter Agreement shall be binding on DFO solely for the benefit of Parent, and nothing set forth in this Letter Agreement is intended to or shall confer upon or give to any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this Letter Agreement; provided, that (i) the Company (but, for the avoidance of doubt, not any of the Company Related Parties) is hereby made an express third-party beneficiary of (x) the rights granted to Parent hereunder solely for the purpose of specifically enforcing DFO’s obligation to fund, or cause to be funded, the Commitment pursuant to Section 1 on the terms and subject to the conditions in this Letter Agreement (including any conditions set forth in Section 2) in accordance with this Section 5 in any court as set forth in Section 7 and without any requirement to provide any bond or other security in connection with obtaining such relief and (y) the Company’s rights set forth in Sections 5, 6, 10 and 11 solely for the purpose of specifically enforcing such rights and (ii) the Non-Recourse Parties are hereby made express third-party beneficiaries of Section 4. For the avoidance of doubt, neither DFO nor any Non-Recourse Party shall have any liability or obligation to Sequence or any of its Affiliates under this Letter Agreement.

6.          No Modification; Entire Agreement.  This Letter Agreement may not be amended or otherwise modified, except by an instrument duly executed by each of DFO and Parent; provided, that (a) nothing in this Section 6 shall limit or modify any obligations of Parent under the Merger Agreement, (b) any amendment or modification that directly and adversely affects a Non-Recourse Party affiliated with Sequence must also be approved in writing by Sequence and (c) any amendment, waiver or other modification that would adversely affect the Company’s third-party beneficiary rights set forth in Section 5 or would prevent, materially impair or materially delay the consummation of the transactions contemplated hereby or by the Merger Agreement must also be approved in writing by the Company (and, if such consent of the Company is not obtained, shall be null and void). This Letter Agreement, together with the Guarantee, the Confidentiality Agreement and the other Transaction Documents, constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between DFO or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby; provided, that nothing in this sentence shall supersede any agreement among DFO, Sequence and Parent relating to their respective rights as direct or indirect equityholders of Parent.

7.          Governing Law; Jurisdiction; Waiver of Jury Trial.

  (a)         This Letter Agreement and any and all Actions arising out of or relating to this Letter Agreement or any transaction contemplated hereby or the negotiation, execution or performance of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

  (b)         The parties to this Letter Agreement irrevocably agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Letter Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any claim of lack of personal jurisdiction or improper venue and any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15 shall be deemed effective service of process on such party.

  (c)         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ANY UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.          Counterparts; Effectiveness.  This Letter Agreement may be signed (including by electronic signatures) in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Letter Agreement shall become effective when each party to this Letter Agreement shall have received a counterpart hereof signed (including by electronic signature) by the other parties. Until and unless each party to this Letter Agreement has received a counterpart hereof signed (including by electronic signature) by the other parties, this Letter Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was executed electronically or transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.          Confidentiality.  Each of the parties to this Letter Agreement agrees to, and shall cause its directors, officers, controlled Affiliates, employees, agents and representatives (collectively, “Representatives”) to, keep this Letter Agreement confidential; provided, however, that nothing herein shall prevent any party to this Letter Agreement from disclosing this Letter Agreement (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any Governmental Authority having jurisdiction over such party, (iii) to the extent required by Applicable Law, including the applicable rules of any national securities exchange, (iv) in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement, (v) to the extent necessary in connection with the exercise of any remedy hereunder or under any other Transaction Document, and (vi) to the Company and to such party’s Representatives that need to know such information and whom such party shall instruct to observe the terms of this Section 9, in each case who are subject to customary confidentiality restrictions (it being understood and agreed that, in the case of clause (i), (ii) or (iii), such party shall notify the other parties of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable best efforts to limit the scope of any such disclosure and to ensure that any information so disclosed is accorded confidential treatment, when and if available).

10.        Termination.  This Letter Agreement and the obligations of DFO under this Letter Agreement, including to fund the Commitment, shall continue in full force and effect until terminated automatically and immediately upon the earliest to occur of (a) the Closing (including the satisfaction in full of the Parent Obligations), (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the Company accepting in writing all or any portion of the Parent Termination Fee and (d) the assertion or institution, directly or indirectly, of any Action (whether in tort, contract or otherwise) by or on behalf of the Company, any of its controlled affiliates or their respective representatives acting on their behalf or at their direction, against DFO, any Non-Recourse Party or Parent relating to this Letter Agreement, the Merger Agreement, the Guarantee or any documents or instruments delivered in connection herewith or therewith or contemplated by the Merger Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith), in each case, other than (i) any Action by the Company solely against the parties thereto seeking specific performance of the Merger Agreement or this Letter Agreement, in each case in accordance with and solely to the extent permitted under, the terms hereof and the terms of the Merger Agreement, (ii) claims by the Company to enforce its rights under any confidentiality agreement entered into in connection with the transactions contemplated hereby pursuant to the terms and conditions thereof, and (iii) claims by the Company against DFO pursuant to the Guarantee, subject to the limitations set forth herein and therein (collectively, “Allowed Claims”). Upon valid termination of this Letter Agreement pursuant to the first sentence of this Section 10, DFO shall not have any obligations or liabilities under this Letter Agreement. Sections 4 (No Recourse), 5 (Enforceability; Exclusive Remedy), 7 (Governing Law; Jurisdiction; Waiver of Jury Trial) and 9 (Confidentiality) and this Section 10 (Termination) of this Letter Agreement shall survive the termination of this Letter Agreement and remain in full force and effect. For the avoidance of doubt, upon the termination of this Letter Agreement, all obligations of DFO to fund the Commitment shall terminate and no surviving provision shall be deemed to include any Parent Obligations or otherwise require DFO to fund any portion of the Commitment.

11.        Assignment.  The rights and obligations under this Letter Agreement may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by any party to this Letter Agreement without the prior written consent of each of DFO, Parent and the Company, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, without the prior written consent of the Company, (a) Parent may assign, delegate and otherwise transfer all or a portion of its rights and/or obligations under this Letter Agreement to any assignee of Parent’s obligations under the Merger Agreement pursuant to an assignment in accordance with the Merger Agreement, and (b) DFO may assign, delegate or otherwise transfer all or a portion of its obligation to fund the Commitment solely in accordance with Section 3 and the limitations set forth therein. Any purported assignment of this Letter Agreement or the Commitment in contravention of this Section 11 shall be null and void ab initio. This Letter Agreement shall be binding upon and inure to the benefit of DFO and Parent and their respective heirs, successors and permitted assigns.

12.        Representations and Warranties.

DFO hereby represents and warrants to Parent that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) it will have at the Closing sufficient cash, available lines of credit, unfunded capital commitments or other sources of immediately available funds (which are and shall at all times prior to the termination of this Letter Agreement be available to be called) in an amount not less than the sum of (i) the Commitment hereunder and (ii) the amount of all other similar commitments and obligations it currently has outstanding, (c) the execution, delivery and performance by DFO of this Letter Agreement have been duly and validly authorized by all necessary action and do not contravene (i) any provision of DFO’s organizational documents or (ii) any Applicable Law or contractual restriction binding on DFO or its assets, except in the case of (ii) as would not reasonably be expected to, individually or in the aggregate, materially affect its ability to enter into this Letter Agreement or perform its obligations hereunder, (d) all corporate or other organizational consents, approvals or authorizations, necessary for the due execution, delivery and performance of this Letter Agreement by DFO have been obtained or made, and (e) this Letter Agreement constitutes a legal, valid and binding obligation of DFO enforceable against DFO in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally, and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity).

Parent hereby represents and warrants to DFO and the Company that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) the execution, delivery and performance by Parent of this Letter Agreement have been duly and validly authorized by all necessary action and do not contravene (i) any provision of Parent’s organizational documents or (ii) any Applicable Law or contractual restriction binding on Parent or its assets, except in the case of (ii) as would not reasonably be expected to, individually or in the aggregate, materially affect its ability to enter into this Letter Agreement or perform its obligations hereunder, (c) all corporate or other organizational consents, approvals or authorizations necessary for the due execution, delivery and performance of this Letter Agreement by Parent have been obtained or made, and (d) this Letter Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights and remedies generally, and (2) as to enforceability, to general principles of equity (regardless of whether enforcement is sought in an action at law or in equity).

13.        Severability.  Any term or provision of this Letter Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Letter Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Letter Agreement is invalid or unenforceable, the parties to this Letter Agreement shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Letter Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power available to it in the prior sentence, this Letter Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

14.        Interpretation.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Letter Agreement shall refer to this Letter Agreement as a whole and not to any particular provision of this Letter Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Letter Agreement unless otherwise specified. Any singular term in this Letter Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Letter Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any Person include the successors and permitted assigns of that Person. The parties to this Letter Agreement have participated jointly in the negotiation and drafting of this Letter Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Letter Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party to this Letter Agreement due to the authorship of any provision of this Letter Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

15.        Notices.  All notices, requests and other communications to any party under this Letter Agreement shall be in writing (including electronic mail (“email”) transmission, so long as a receipt of such email is requested and received or a confirming copy of such notice is sent on the same day by a nationally recognized overnight courier service (costs prepaid)) and shall be given, if to DFO:

DFO Private Investments, L.P.
c/o DFO Management, LLC
550 Madison Avenue, 20th Floor
New York, NY 10022
Attention: Dan Bitar; John Bailey
Email: dan@dellfamilyoffice.com; jbailey@dellfamilyoffice.com with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498
Attention: C. Andrew Gerlach; Lauren S. Boehmke
Email: gerlacha@sullcrom.com; boehmkel@sullcrom.com

if to Parent:

Square Acquisition Parent, Inc.
c/o Sequence AI Holdings, Inc.
300 Vesey Street, Suite 1230
New York, NY 10282
Attention: Michael Lee
Email: michael@seqholdings.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Ian Nussbaum; Sean Parish; Julian Azran; Seth Gottlieb
Email:  Ian.Nussbaum@lw.com; Sean.Parish@lw.com; Julian.Azran@lw.com; Seth.Gottlieb@lw.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

[Remainder of the page intentionally left blank — signature page follows]

Sincerely,

DFO Private Investments, L.P.

By:	/s/ Marc R. Lisker
Name:	Marc R. Lisker
Title:	President of the General Partner

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

SQUARE ACQUISITION PARENT, INC.

By:	/s/ Michael J. Lee
Name: Michael J. Lee
Title: Chief Executive Officer and President

[Signature Page to Equity Commitment Letter]